EXHIBIT 23.1

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated November 12, 1999, relating to the financial statements and financial statement schedules of ADAC Laboratories, which appear in ADAC Laboratories' Annual Report on Form 10-K for the year ended October 3, 1999.

PricewaterhouseCoopers LLP

San Jose, California
September 22, 2000